Exhibit 2.13
FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of November 14, 2022 (the “Amendment Effective Date”) by and among SOF-XI TERM HOLDINGS, L.P., a Delaware limited partnership, SOF-XI RS HOLDINGS, L.P., a Delaware limited partnership, and SFR MASTER HOLDINGS, L.P., a Delaware limited partnership (collectively, “Seller”), and VB SEVEN, LLC, a Delaware limited liability company, assignee of the original purchaser, VB Five, LLC (“Buyer”), as acknowledged and agreed to by Fidelity National Title Insurance Company, as escrow agent (“Escrow Agent”). Seller and Buyer are collectively referred to herein as the “Parties” or individually as a “Party.” Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (defined below).

    WHEREAS, Seller and Buyer are parties to that certain Interest Purchase Agreement dated as of August 3, 2022 (as assigned and as the same may be further assigned, amended or modified, collectively, the “Purchase Agreement”) pursuant to which Buyer agreed to purchase and Seller agreed to sell indirect interests in those certain residential properties more particularly described in the Purchase Agreement;

    WHEREAS, Seller, Buyer and Escrow Agent are parties to that certain Escrow Agreement dated as of August 3, 2022 (as assigned and as the same may be further assigned, amended or modified, collectively, the “Escrow Agreement”) pursuant to which Escrow Agent agreed to hold and disburse the Deposit; and

    WHEREAS, the Parties desire to enter into this Amendment (i) to set forth certain agreements and understandings of the Parties and Escrow Agent and (ii) to amend the Purchase Agreement, in each case as more particularly set forth herein.

    NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Agreements and Amendments. Notwithstanding anything in the Purchase Agreement and/or the Escrow Agreement to the contrary, Buyer, Seller and Escrow Agent hereby acknowledge and agree as of the Amendment Effective Date as follows for all purposes:

(a)The Closing Date under the Purchase Agreement, including, without limitation, under Section 2.2 of the Purchase Agreement, is currently November 16, 2022. The Closing Date under the Purchase Agreement, including, without limitation, under Section 2.2 of the Purchase Agreement, is hereby extended to occur (subject to the terms, provisions and conditions set forth in the Purchase Agreement (as modified hereby)) on December 16, 2022 (the “Revised Closing Date”).
(b)As consideration for the extension of the Closing Date to the Revised Closing Date, (i) as of the Amendment Effective Date, Buyer has forfeited the Deposit to Seller and the Deposit shall be the sole property of Seller, (ii) concurrently with (or on the next succeeding Business Day following) the execution of this Amendment by Buyer and Seller on the Amendment Effective Date, Escrow Agent shall disburse the Deposit to Seller pursuant to the wire instructions attached hereto as Exhibit A (it being acknowledged and agreed that Buyer shall have no right to, and shall not, object to, contest or raise any defense to Escrow Agent making such disbursement to Seller), (iii) Buyer, on behalf of itself and all of the Buyer

Exculpated Parties, hereby fully, finally, unconditionally and irrevocably releases any and all right, title, interest, claims and demands, of every type, kind, nature, description or character, and irrespective of how, why by reason of what facts, whether heretofore or now existing or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, in and to the Deposit, and (iv) Seller shall have no obligation under any circumstance (including, without limitation, in the event of any default, breach or failure of a condition to Closing under the Purchase Agreement) to return the Deposit to Buyer and Buyer shall have no right under any circumstance (including, without limitation, in the event of any default, breach or failure of a condition to Closing under the Purchase Agreement) to a return of the Deposit. For the avoidance of doubt, pursuant to Section 10.2(b) of the Purchase Agreement, in the event the Purchase Agreement is terminated following the Amendment Effective Date pursuant to Section 10.1(c) of the Purchase Agreement, then Seller’s continuing retention of the Deposit shall be deemed to be liquidated damages and the sole and exclusive remedy of Seller and its Affiliates and Representatives against Buyer and any of its Affiliates and Representatives for any failure to close the Purchase Agreement.

2.Amendments.

(a)On and after the Amendment Effective Date, Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Excluded Property Designation Date” in its entirety and replacing it with the following:
“Excluded Property Designation Date” means, individually or collectively as the context may permit or require (i) a Title Defect Excluded Property Designation Date, (ii) a Significant Casualty/Condemnation Excluded Property Designation Date, (iii) a Buyer Condition to Closing Excluded Property Designation Date, (iv) the Holly Hock Property Designation Date and/or (v) the Post-Signing Removed Property Designation Date (as defined in the First Amendment to IPA).
(b)On and after the Amendment Effective Date, Section 1.1 of the Purchase Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:
“First Amendment to IPA” means that certain First Amendment to Interest Purchase Agreement, dated as of November 13, 2022, by and between Seller and Buyer.
(c)Section 3.6(c)(i) of the Company Disclosure Schedules is hereby amended by deleting the words and numbers “Outstanding Principal Balance of Indebtedness: $235,626,350.00” in their entirety and replacing them with “Outstanding Principal Balance of Indebtedness: $255,874,330.00”.
(d)Section 2.10 of the Company Disclosure Schedules is hereby amended by (i) deleting the last row of Section 2.10 of the Company Disclosure Schedules with respect to 556 Lakeridge Dr SE, Conyers, GA, 30094, Rockdale (the “Lakeridge Property”) and (ii) adding the following to the end of Section 2.10 of the Company Disclosure Schedules as two (2) additional rows (such properties, collectively, the “French and Strickland Properties”):

q19187	694 French Dr	Columbus	OH	43228	Franklin	RS SFR Holdco Owner, L.P.
T01521	118 Strickland St	Fairburn	GA	30213	Fulton	SFR Holdco Owner, L.P.

For the avoidance of doubt, after giving effect to the foregoing amendment, the Lakeridge Property shall not constitute a Seller Mandatory Removal Property and the French and Strickland Properties shall constitute Seller Mandatory Removal Properties.
(e)Section 2.3(a) of the Purchase Agreement is hereby amended by deleting the words and numbers “(A) $353,532,934.13, as reduced by all Excluded Property Purchase Price Reductions pursuant to Section 2.9(a) (the “Total Consideration”)” in their entirety and replacing them with “(A) $353,755,434.13, as reduced by all Excluded Property Purchase Price Reductions pursuant to Section 2.9(a) (the “Total Consideration”)”.
(f)Exhibit A to the Purchase Agreement is hereby amended by adding the following to the end of Exhibit A to the Purchase Agreement as an additional row:
556 Lakeridge Dr SE Conyers AZ 30094 Rockdale Siete_JLL STAR 2021-SFR2 BORROWER LP $222,500

3.Post-Signing Removed Property. Notwithstanding the foregoing or anything contained herein to the contrary, Seller and Buyer acknowledge and agree that (a) the properties located at 2220 17th Ave. S., St. Petersburg, FL 33712 and 6710-6712 W. Fuqua Dr., Missouri City, TX 77489 (each as set forth on Exhibit A to the Purchase Agreement) each constitutes an “Excluded Property” as of the Amendment Effective Date (the “Post-Signing Removed Property Designation Date”) and the provisions of Section 2.9 of the Purchase Agreement shall apply to each such “Excluded Property” and (b) on and after the Post-Signing Removed Property Designation Date, the Parties will have no further rights or obligations under the Purchase Agreement with respect to each such Excluded Property except for those obligations expressly set forth in the Purchase Agreement with respect to each such Excluded Property and those obligations which expressly survive the termination of the Purchase Agreement with respect to each such Excluded Property. For the avoidance of doubt, the Excluded Property Purchase Price Reduction with respect to the foregoing Excluded Properties is (i) $240,361.00, with respect to the property located at 2220 17th Ave. S., St. Petersburg, FL 33712 and (ii) $251,524.00, with respect to the property located at 6710-6712 W. Fuqua Dr., Missouri City, TX 77489.

4.Holly Hock Property. The Parties hereby acknowledge and agree that, as of the Amendment Effective Date, the conditions set forth in Section 2.11(i) and (ii) of the Purchase Agreement have been satisfied and the Holly Hock Property shall no longer constitute an “Excluded Property” for all purposes of the Purchase Agreement (including, without limitation, for the avoidance of doubt, the Holly Hock Property shall not be included or accounted for in respect of any determination as to the occurrence of a Seller Termination Event) and shall constitute a “Property” for all purposes of the Purchase Agreement.

5. 4077 Codel Street – Cured Mandatory Removal Exception. Notwithstanding the foregoing or anything contained herein and/or in the Purchase Agreement to the contrary, the Parties hereby acknowledge and agree that (i) upon issuance of a new owner’s title insurance policy by the Title Company without exception for that certain Quitclaim Deed recorded in Deed Book 62071, Page 250 of Fulton County, Georgia Records, the Mandatory Removal Exception with respect to the property located at 4077 Codel St SW, Atlanta, GA 30331 (the “Codel

Property”) shall no longer constitute a “Mandatory” Mandatory Removal Exception for purposes of Section 2.5 of the Purchase Agreement and (ii) without otherwise limiting Section 2.5 of the Purchase Agreement, the Codel Property shall be included as a Property for all purposes of the Purchase Agreement if Seller credits to Buyer the cost of such new title policy with respect to the Codel Property, which such cost is estimated by OSN to be $962.00 as of the date hereof.

6.Credit for Certain Permitted Liens. Notwithstanding the foregoing or anything contained herein and/or in the Purchase Agreement to the contrary, the Parties hereby acknowledge and agree that, at Closing, Seller shall, pursuant to clause (xiv) of the definition of “Permitted Liens” in the Purchase Agreement, provide Buyer a credit against the Purchase Price equal to the unpaid cost of the work necessary to complete the unfinished work with respect to the Properties identified on Exhibit B attached hereto substantially in accordance with the scope of such work set forth opposite each Property identified on Exhibit B attached hereto.

7.Counterparts; Transmission. This Amendment may be executed in multiple counterparts, each of which shall constitute an original. Facsimile or electronic transmission of any signed original document, and the retransmission of any signed facsimile or electronic transmission, shall be the same as delivery of the original signed document.

8.Ratification. Except as expressly amended by this Amendment, all of the terms of the Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties in all respects. From and after the Amendment Effective Date, all references to the Purchase Agreement shall be deemed to mean the Purchase Agreement, as modified by this Amendment. From and after the Amendment Effective Date, all references to the Escrow Agreement shall be deemed to mean the Escrow Agreement, as modified by this Amendment. If there is any conflict or inconsistency between the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

9.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in the State of Delaware, without giving effect to the conflicts of law principles thereof that would have the effect of causing another state’s law to be applicable.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties as of the date set forth above.

    SELLER:

SOF-XI TERM HOLDINGS, L.P.,
a Delaware limited partnership

By:     SOF-XI Term Holdings GP, L.L.C.,
     a Delaware limited liability company,
     its general partner

    By: /s/ Sam Caven
    Name: Sam Caven
    Its: Authorized Signatory

SOF-XI RS HOLDINGS, L.P.,
a Delaware limited partnership

By:     SOF-XI RS Holdings GP, L.L.C.,
     a Delaware limited liability company,
     its general partner

By: /s/ Sam Caven
Name: Sam Caven
Its: Authorized Signatory

SFR MASTER HOLDINGS, L.P.,
a Delaware limited partnership

By:     SFR Master Holdings GP, L.L.C.,
     a Delaware limited liability company,
     its general partner

By: /s/ Sam Caven
Name: Sam Caven
Its: Authorized Signatory

[end of page; additional signature page follows]

[Siete – Signature Page to First Amendment to Interest Purchase Agreement]

BUYER:

VB SEVEN, LLC,
a Delaware limited liability company

By:     /s/ Dana Sprong
        Name: Dana Sprong
        Title: Authorized Signatory

[end of page; additional signature page follows]
[Siete – Signature Page to First Amendment to Interest Purchase Agreement]

As of the date first written above, Escrow Agent hereby accepts and acknowledges receipt of this Amendment and hereby acknowledges and agrees that, notwithstanding anything contained in the Escrow Agreement to the contrary, Seller shall have the unilateral right, at any time on or after the Amendment Effective Date, to unilaterally instruct and demand Escrow Agent to disburse the Deposit to Seller in accordance with this Amendment:

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By: /s/ Maxine J. Lievois
Name: MAXINE J. LIEVOIS
Title: VICE PRESIDENT

[Siete – Signature Page to First Amendment to Interest Purchase Agreement]

Exhibit A

Seller’s Wire Instructions

Exhibit B

Certain Permitted Liens

Exhibit B-1

4533 San Sebastian Lien

[see attached]